⚠️ 90% Progress ⚠️ Exited a similar work for $1M in profit Inbox ×

Anthony DeSimone, Masterworks <adesimone@masterworks.com>
to me

Hi Sam,

Making sure you don't miss out on this Kusama offering since it's about to sell out...

Last year, we exited a similar Kusama Infinity Net offering for $2.22 million after offering it for a size of $1.21 million.

While past performance is not indicative of future returns, we now have an offering featuring a similar* Infinity Net from Kusama on the platform—and it's even larger than the one we sold. You can compare several key metrics from the two offerings below:


MASTERWORKS
Image blurred for buyer's privacy
YAYOI KUSAMA
MW 012
(35 × 46 in.)
NET IRR: 17.6% (1,067 days held)
OFFERING SIZE:
$1,210,000
SALE PRICE:
$2,222,500
Sale date: 07/03/23
YAYOI KUSAMA
Infinity-Nets (ENNO) (2011)
(51 × 51 in)
OFFERING SIZE:
$1,681,000

Masterworks Illustration

Want to get in on the Infinity Net wave? Check out the offering here, or view the offering circular below

Thanks,

Anthony DeSimone